Exhibit 10.2

Nephron Purchase Agreement

This Nephron Purchase Agreement (this “Agreement”) is made effective as of September 22, 2023 between Sharps Technology, Inc. a Nevada publicly traded company, having an address of 105 Maxess Road, Melville, NY 11747 or a wholly-owned subsidiary, (collectively the “Seller”), and NEPHRON SC, INC., a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172, and NEPHRON STERILE COMPOUNDING CENTER LLC, a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172 (collectively, the “Buyer” or “Buyers”), and together with Seller, the “Parties”, (and each, a “Party”).

Whereas, Buyer and Seller desire to enter into an exclusive agreement with regard to the purchase and sale of pre-fillable syringe formats or other mutually agreed upon components or products manufactured by Seller to meet Buyer’s ongoing syringe requirements as well as any syringes developed in accordance with the Pharma Services Agreement (attached hereto) hereinafter called Products; and

Whereas, Buyer and the Seller are entering into this Agreement in good faith and are relying on its terms;

Now, therefore, for and in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

EXCLUSIVITY.

Exclusivity Period shall mean the period starting on the date of the initial delivery of Products and ending 10 years thereafter and for the remaining Term as defined below. During the Exclusivity Period, the Buyer will not directly or indirectly, through any employee, agent, or otherwise, and will not permit any of its agents to solicit, initiate or encourage, any offers or proposals relating to the purchase by Buyer of the above-mentioned Products or any products similar to the Products for use by Buyer. Notwithstanding anything to the contrary, Buyer shall have the right to purchase for resale Products. Buyer and Seller agree that during the Exclusivity Period, Buyer shall purchase Products exclusively from Seller and not from any other vendor and Seller will exclusively produce (i) the minimums required under Schedule I for the Buyer and (ii) such quantities requested by the Buyer to meet the Safety Stock Program requirements defined below before addressing any other customers of the Seller.

Purchase and Sale of Products.

Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term as defined below, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, Buyer’s requirements of the Products. Schedule 1 contains: (a) a description of the Products to be manufactured and sold hereunder as may be augmented from time to time to include any new, future or additional products designed by mutual consent or in accordance with the Pharma Services Agreement; (b) the purchase price for the Products; and (c) the minimum monthly quantities of the Products to be purchased by Buyer ( “Minimum Quantities”).

Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer the lesser of 100% of Buyer’s requirements or the Seller’s Excess Capacity of the Products.

The Parties shall, from time to time, amend Schedule 1 to reflect any agreed upon increases in minimum quantities or prices; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties. Buyer shall purchase the Products from Seller at the prices set forth on Schedule 1 attached hereto including provisions for price increases determined at the end of any calendar year commencing on January 1, 2025 , such price increases being indexed to the Bureau of Labor Statistics Employer Cost Index for the South Atlantic region (“Prices”).

Safety Stock Program (“Safety Stock”): Buyer will have the option to purchase a minimum of four months of Minimum Quantities to establish the Safety Stock for the purpose of ensuring the availability of product in the event of unforeseen demand exceeding the Minimum Quantities or an unforeseen production interruption. Buyer may allocate a portion of the Minimum Quantities to the establishment of the Safety Stock. If used, Buyer will be obligated to replenish the Safety Stock once Minimum Quantities are met.

In the event production is interrupted for an extended period of time, Seller will deliver Product from the Safety Stock. Once the Safety Stock is depleted and production has not yet commenced Buyer will be free to purchase from other suppliers and the Minimum Quantities will be suspended. Once production is resumed, the suspension will be lifted and the Buyers and Sellers obligations under this contract will be resumed.

Non-binding Forecasts of Buyer’s Requirements (“Forecasts”). On the last business day of each month, Buyer will provide Seller with a rolling 6-month forward order Forecast prepared in good faith. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of forecasted Products that is in excess of Seller’s Excess Capacity.

For the purposes of this agreement, Excess Capacity will be defined as the maximum production capacity available to the Seller at the time required by this Agreement less the sum of (i) the Minimum Quantities under Schedule 1 plus orders arising the Forecast required by the Buyer at such time; (ii) Safety Stock; and (iii) quantities needed to meet the forecasted orders, by production line, of the Buyer’s existing other customers. Sharps will prioritize order deliveries to Nephron for Minimum Quantities, Forecasts and Safety Stock.

Right to Manufacture and Sell Competitive Products. This Agreement does not limit Seller’s right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, the Products and other Products that are similar to or competitive with the Products.

In the event the Buyer is unable to utilize all of the Minimum Quantities in any month, Buyer will be free to resale Product in coordination with Sharps so long as such sales are at prices agreed to by Sharps and Nephron and to entities not currently customers of Sharps (“Resold Products”). Sales of Resold Products shall be included in calculating Nephron’s purchases of Minimum Quantities.

Ordering Procedure.

Purchase Orders. Buyer shall issue to Seller Purchase Orders with the Purchase Order Form included in Schedule 2 via EDI/facsimile, e-mail or US mail. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect. Buyer shall be obligated to purchase from Seller quantities of Products specified in a Purchase Order

Acceptance, Rejection and Cancellation of Purchase Orders. Seller accepts a Purchase Order by confirming the order in writing or by delivering the applicable Products to Buyer, whichever occurs first.

Seller may reject a Purchase Order for quantities greater than Seller’s Excess Capacity which it may do without liability or penalty, and without constituting a waiver of any of Seller’s rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer.

Shipment, Delivery, Acceptance, Inspection and Payment.

Shipment. Unless otherwise expressly agreed by the Parties in writing, Buyer shall select the method of shipment of and the carrier for the Products. Seller may, with notice to the Buyer, in its sole discretion, without liability or penalty, make partial shipments of Products to Buyer.

Transfer of Title and Risk of Loss.

Title to Products passes to Buyer at FOB Shipping Point.

Risk of loss to Products passes to Buyer at FOB Shipping Point.

Inspection. Upon receipt of such Products Buyer shall inspect the Products received and within 15 business days (the “Inspection Period”) and provide notification that such Products failed the inspection and the Buyer has rejected such Products. Seller shall have the option to inspect the rejected Products at the Buyer’s location and perform a preliminary investigation prior to agreeing to the issuance of a Return Authorization for the return of the rejected Products.

Payment Terms. Seller shall issue periodic invoices to Buyer for all Products ordered, setting forth in reasonable detail the amounts payable by Buyer under this Agreement. Buyer shall pay to Seller all invoiced amounts within ten (10) Business Days from Buyer’s receipt of such invoice.

Seller may, at the time it needs to obtain additional liquidity, have the option to shift from the Payment Terms to a prepayment for two months of minimum orders at such time as may be required.

Buyer shall make all payments in US dollars by wire transfer, in accordance with the following wire instructions:

ABA Number: [    ]

Account Number: [    ]

Bank Address: [    ]

Attn: [NAME]/[CONTACT INFORMATION]

Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within five (5) Business Days from Buyer’s receipt of such invoice.

Terms and Termination.

Initial Term. The term of this Agreement commences on the date hereof (the “Effective Date”) and continues through the end of the Exclusivity Period unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive two (2) year terms unless either Party provides written Notice of non-renewal at least one hundred and eighty (180) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law.

Seller’s Right to Terminate. Seller may terminate this Agreement, by providing written Notice to Buyer:

If Buyer fails to pay any amount when due under this Agreement (“Payment Failure”)

If Buyer is in breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding ten (10) days) after Buyer’s receipt of written Notice of such breach.

Effect of Expiration or Termination.

Upon the expiration or earlier termination by the Seller of this Agreement, all indebtedness of Buyer to Seller under this Agreement, any other agreement or otherwise, of any kind, shall become immediately due and payable to Seller, without further notice to Buyer.

Expiration or termination of the Term will not affect any rights or obligations of the Parties that come into effect upon or after termination or expiration of this Agreement.

Certain Obligations of Buyer.

a)	Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Personnel shall actually, apparently or ostensibly on behalf of Seller make any representations, warranties, guarantees, indemnities, similar claims or other commitments to any customer or other Person with respect to the Products, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Seller to Buyer.

b)	Engage in any unfair, competitive, misleading or deceptive practices respecting Seller, Seller’s Trademarks or the Products, including any Products disparagement; and

c)	Solicit any of Seller’s employees for employment by Buyer or any of its Affiliates. .

Compliance with Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder and Buyer’s use or sale of the Products. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase and use Products and (b) not engage in any activity or transaction involving the Products that violates any Law.

Representations and Warranties.

Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

a)	It is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of South Carolina.

b)	It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

c)	It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)	The execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer.

e)	The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Articles of Organization and/or Operating Agreement) (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract that the Buyer is a party to;

f)	This Agreement has been executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

g)	It is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business.

h)	It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

i)	It is not insolvent and is paying all of its debts as they become due; and

j)	All financial information that it has provided to Seller is true and accurate and fairly represents Buyer’s financial condition.

Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

a)	It is a duly organized, validly existing and in good standing under the laws of the respective states of incorporation of the Seller.

b)	It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

c)	It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)	The execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller; and

e)	The execution, delivery and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller’s organizational documents (ii) any applicable Law.

f)	This Agreement has been executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

g)	It is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business; and

h)	It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

Indemnification.

Mutual Indemnification. Subject to the terms and conditions of this Agreement, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to/arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:

a)	A material breach or non-fulfillment of any representation, warranty or covenant under/representation or warranty set forth in this Agreement by Indemnifying Party or Indemnifying Party’s Personnel.

b)	Any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of this Agreement.

c)	Any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party or its Personnel; or

d)	Any failure by an Indemnifying Party or its Personnel to materially comply with any applicable Laws.

Notwithstanding anything to the contrary in this Agreement, this section does not apply to any Claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses arise out of or result from, in whole or in part, the Indemnified Party’s or its Personnel’s:

a)	Negligence or more culpable act or omission (including recklessness or willful misconduct);

b)	Bad faith failure to materially comply with any of its obligations set forth in this Agreement; or

c)	Use of the Products in any manner not otherwise authorized under this Agreement or that does not materially conform with any usage instructions/guidelines/specifications provided by Seller.

EXCLUSIVE REMEDY. THIS SECTION SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION.

Limitation of Liability.

NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY PRODUCTS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SELLER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE PRODUCTS.

Intellectual Property Rights.

Ownership. Buyer acknowledges and agrees that:

a)	Except to the extent provided in a separate written agreement between Buyer and Seller, Seller (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in and otherwise relating to the Products and any of their component parts;

b)	Any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

c)	Buyer shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

d)	Any goodwill derived from the use by Buyer of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be;

if Buyer acquires any Intellectual Property Rights in or relating to any Products (including any Good) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either Party; and Buyer shall use Seller’s Intellectual Property Rights only in accordance with this Agreement and any instructions of Seller.

Prohibited Acts. Buyer shall not

a)	Take any actions that interfere with any of Seller’s rights in or to Seller’s Intellectual Property Rights, including Seller’s ownership or exercise thereof;

b)	Challenge any right, title or interest of Seller in or to Seller’s Intellectual Property Rights;

c)	Make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

d)	Register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademark(s) or that incorporates Seller’s Trademarks (in whole or in confusingly similar part);

e)	Use any mark, anywhere, that is confusingly similar to Seller’s Trademarks.

f)	Engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Products purchased under this Agreement (including Products) or any Seller Trademark.

g)	Misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller; or

h)	Alter, obscure or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Products purchased under this Agreement (including Products), marketing materials or other materials that Seller may provide.

Confidentiality.

Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, Products and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information whether orally or in written, electronic, or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure:

a)	Is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this section by the Receiving Party or any of its Representatives.

b)	Is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information.

c)	Was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party.

d)	Was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

e)	Is required to be disclosed pursuant to applicable Law.

Protection of Confidential Information. The Receiving Party shall, for Three (3) years from receipt of such Confidential Information:

a)	Protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

b)	Not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

c)	Not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

d)	The Receiving Party shall be responsible for any breach of this section caused by any of its Representatives. On the expiration or earlier termination of this Agreement, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

Tooling. All Tooling used to manufacture the Products is owned by Seller (“Seller Tooling”). Buyer has no right, title, or interest in or to any of the Seller Tooling.

Access and Audit Rights. Seller hereby grants Buyer access to Buyer’s operations, facilities, books and records, correspondence, writings, drawings, and receipts solely related to the Products for the purpose of ensuring Seller’s compliance with appropriate regulatory requirements. Seller shall maintain all pertinent books and records for a period of Three (3) years after expiration of the Initial Term and/or any Renewal Term. Seller shall also cooperate fully with Buyer with respect to all reasonable requests of Buyer relating to the foregoing access rights. [RH to review]

Insurance. During the Initial Term and any Renewal Term, each Party shall, at its own expense, maintain and carry in full force and effect, , Product liability insurance, subject to appropriate levels of self-insurance if used, in a sum no less than $250,000 with financially sound and reputable insurers, and upon the other Party’s reasonable request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section, if requested. The certificate of insurance shall name the other Party as an additional insured. Each Party shall provide the other Party with Thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

FORCE MAJEURE.

If the performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages, or other labor disputes, or supplier failures.

The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

SURVIVABILITY.

This Agreement shall survive any sale, merger or change of control (“Change of Control Transaction”) of Buyer or Seller. Each party agrees that the agreement governing such Change in Control Transaction, will provide for the assumption of this agreement by the Successor Party.

APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of South Carolina.

ATTORNEY’S FEES.

In the event that any lawsuit is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to any other remedy or compensation, the successful parties attorney’s fees and costs, including fees of expert witnesses. The awarding of attorney’s fees or expert witnesses fees may not cause any award to exceed the Limitation of Liability value set above.

[THE REMAINDER OF THIS PAGE LEFT BLANK]

SIGNATURES.

This Agreement shall be executed on behalf of Sharps Technology, Inc. by Robert M. Hayes and on behalf of Nephron Sterile Compounding Center LLC by Lou Wood Kennedy.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Seller:

By:	/S/ Robert Hayes	Date:	9-22-2023
Robert M. Hayes

1 This Agreement is conditioned upon and expressly subject to Seller consummating the purchase of the assets of INJECTEZ LLC pursuant to an Asset Purchase Agreement by and between Seller and Nephron SC, Inc. In the event Seller fails to consummate the purchase as described, this Agreement shall be null and void and of no further force and effect.

Schedule 1

PRODUCTS SUBJECT TO THIS AGREEMENT ARE POLYMER (CYCLIC OLEFIN COPOLYMER) LUER LOCK SYRINGES PACKED IN NEST AND TUB CONFIGURATIONS, BAGGED FOR CLEAN ROOM TRANSFER, AND TERMINALLY STERILIZED IN A READY TO FILL FORMAT ON HIGH SPEED FILLING EQUIPMENT

	Forecasted Unit Production			Nephron Required Purchases		Redemption Requirements
	5 mL & 10 mL	50 mL	Total	Monthly	Cumulative	Monthly	Cumulative
Interval	Units	Units	Units	$	$	$	$
Sep-23	-	-	-	$-	$-	$-	$-
Oct-23	-	-	-	$-	$-	$-	$-
Nov-23	-	-	-	$-	$-	$-	$-
Dec-23	-	-	-	$-	$-	$-	$-
Jan-24	-	-	-	$-	$-	$-	$-
Feb-24	1,430,451	83,365	1,513,817	$-	$-	$-	$-
Mar-24	1,667,370	83,365	1,750,735	$2,321,798	$2,321,798	$2,500,000	$2,500,000
Apr-24	1,667,370	83,365	1,750,735	$2,653,484	$4,975,283	$2,500,000	$5,000,000
May-24	1,667,370	83,365	1,750,735	$2,653,484	$7,628,767	$2,500,000	$7,500,000
Jun-24	1,667,370	83,365	1,750,735	$2,653,484	$10,282,251	$2,500,000	$10,000,000
Jul-24	1,667,370	83,365	1,750,735	$2,653,484	$12,935,735	$2,500,000	$12,500,000
Aug-24	1,667,370	83,365	1,750,735	$2,653,484	$15,589,219	$2,500,000	$15,000,000
Sep-24	1,667,370	83,365	1,750,735	$2,653,484	$18,242,704	$2,500,000	$17,500,000
Oct-24	3,097,821	83,365	3,181,186	$2,653,484	$20,896,188	$2,500,000	$20,000,000
Nov-24	3,276,627	83,365	3,359,993	$3,819,167	$24,715,355	$2,500,000	$22,500,000
Dec-24	3,276,627	83,365	3,359,993	$3,819,167	$28,534,521	$2,500,000	$25,000,000

(Below shown Monthly Minimum Quantities for each Calendar Year)
	5 mL &10 mL	50 mL	Total
Interval	Units	Units	Units
CY 2025	2,500,000	83,333	2,583,333
CY 2026	2,500,000	83,333	2,583,333
CY 2027	2,500,000	83,333	2,583,333
CY 2028	2,500,000	83,333	2,583,333
CY 2029	2,500,000	83,333	2,583,333
CY 2030	2,500,000	83,333	2,583,333
CY 2031	2,500,000	83,333	2,583,333
CY 2032	2,500,000	83,333	2,583,333
CY 2033	2,500,000	83,333	2,583,333

OR

	Minimum Quantities
	5 mL & 10 mL	50 mL	Total
Interval	Units	Units	Units
CY 2025	30,000,000	1,000,000	31,000,000
CY 2026	30,000,000	1,000,000	31,000,000
CY 2027	30,000,000	1,000,000	31,000,000
CY 2028	30,000,000	1,000,000	31,000,000
CY 2029	30,000,000	1,000,000	31,000,000
CY 2030	30,000,000	1,000,000	31,000,000
CY 2031	30,000,000	1,000,000	31,000,000
CY 2032	30,000,000	1,000,000	31,000,000
CY 2033	30,000,000	1,000,000	31,000,000

PRICES

Product	Initial Price		Annual Price Increases - Indexed to
5 mL	$	x.xx	BLS Employer Cost Index (South Atlantic Region)
10 mL		$1.40	BLS Employer Cost Index (South Atlantic Region)
50 mL		$3.83	BLS Employer Cost Index (South Atlantic Region)

Schedule 2

PURCHASE ORDER FORM

EXHIBIT A

BUYER’S SPECIFICATIONS

10mL Inject EZ Syringe Barrel

10mL Inject EZ Tip Cap Closure

10mL Inject EZ Syringe Lubrication

10mL Inject EZ Packaging Materials

10mL Inject EZ Plunger Rod

10mL Inject EZ Plunger Rod Piston

10mL Inject EZ Sterilization

50mL Inject EZ Syringe Barrel

50mL Inject EZ Tip Cap Closure

50mL Inject EZ Syringe Lubrication

50mL Inject EZ Packaging Materials

50mL Inject EZ Plunger Rod

50mL Inject EZ Plunger Rod Piston

50mL Inject EZ Sterilization

5mL Inject EZ Syringe Barrel

5mL Inject EZ Tip Cap Closure

5mL Inject EZ Syringe Lubrication

5mL Inject EZ Packaging Materials

5mL Inject EZ Plunger Rod

5mL Inject EZ Plunger Rod Piston

5mL Inject EZ Sterilization

[TO BE SUPPLIED BY NEPHRON/BUYER]